Exhibit 99.1

FABIOLA ARREDONDO APPOINTED TO SAKS INCORPORATED’S BOARD OF DIRECTORS

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

New York, New York (July 26, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) announced that Fabiola Arredondo, 45, has been appointed to the Company’s Board of Directors effective today. She also will serve on the Finance Committee and the Human Resources and Compensation Committee of the Company’s Board.

Ms. Arredondo has nearly 25 years of exceptional strategic and operational experience in the internet and media sectors, as well as extensive board directorship experience. She is currently the Managing Partner of Siempre Holdings, a Greenwich, Connecticut based private investment firm she founded in 2001. She serves on the Boards of Experian plc and Rodale Inc. and has been named to the Board of Tesco plc effective February 2013. She is also presently a Board Trustee of Sesame Workshop and the Co-Chair of the National Council of the World Wildlife Fund. Ms. Arredondo previously served as a Board Director of the BOC Group plc, Bankinter S.A., Intelsat Corporation, and the World Wildlife Fund in both the U.K. and U.S.

From 1997 to 2001, Ms. Arredondo was the Managing Director of Yahoo! Europe and built the team and profitable eight-country operation that drove Yahoo! to become the leading internet network in Europe. During her time there she was featured on Fortune Europe’s “Most Powerful Women’s” list, and after leaving Yahoo! she was selected by an independent jury in 2001 to top the “Most Influential Women in European Business” list for the Wall Street Journal Europe. Ms. Arredondo joined Yahoo! from British Broadcasting Corporation (BBC) Worldwide where she was the Director of International Distribution, responsible for their worldwide television program licensing business covering the Americas, Asia Pacific, and Europe, and previously the Director of Europe, the Middle East, and Africa. She was a member of BBC Worldwide’s Executive Board and was also an executive Director of its ECM (European Channel Management) Board which oversaw the BBC World and BBC Prime television channels in Europe. Before joining the BBC, Ms. Arredondo was at BMG Entertainment, the entertainment division of Bertelsmann A.G., where she was the Director of Strategic Planning and then the Regional Vice President of International A&R (Artists and Repertoire) and Marketing for Spain, Portugal and Latin America. Ms. Arredondo is bilingual in English and Spanish and earned a Bachelor of Arts with distinction from Stanford University and an MBA from Harvard Business School.

Stephen I. Sadove, Chairman and Chief Executive Officer of Saks, commented, “We are very pleased that Fabiola Arredondo has joined our Board of Directors. She has an impressive background in business operations, team leadership, finance, marketing, and strategy development which will make her a tremendous asset to our Board and our Company.”

Saks Incorporated operates 45 Saks Fifth Avenue stores, 63 Saks OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

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